Exhibit 28(h)(4)(iii)

AGREEMENT TO EXTEND AND AMEND THE

EXPENSE CAP/REIMBURSEMENT AGREEMENT

This Agreement to Extend and Amend the Expense Cap/Reimbursement Agreement (this “Agreement”) is entered into as of the 23rd day of February, 2012 (the “Effective Date”), between IronBridge Capital Management, L.P., a Delaware limited partnership (the “Adviser”) and IronBridge Funds, Inc. (the “Corporation”), on behalf of IronBridge Large Cap Fund (the “Fund”).

WHEREAS, the Adviser and Corporation entered into that certain Expense Cap/Reimbursement Agreement with respect to the Fund as of July 23, 2010, which Expense Cap/Reimbursement Agreement was subsequently extended as of October 26, 2011 (the “Expense Cap Agreement”).

WHEREAS, the Expense Cap Agreement continues in effect until November 1, 2012 (subject to the renewal and termination provided therein, the “Renewal Date”), and may not be terminated with respect to the Fund prior to November 1, 2012, unless such termination is approved by the Corporation’s Board of Directors or the shareholders of the Fund (such date the “Adviser Termination Date”).

WHEREAS, the Adviser desires to amend the expense cap amount applicable to the Fund under the Expense Cap Agreement, to amend the Renewal Date to November 1, 2013 (subject to the automatic renewal provisions contained therein), and to amend the Adviser Termination Date, to be November 1, 2013.

NOW THEREFORE, the parties agree as follows:

That the percentage of average daily net assets recited in the Expense Cap Agreement with respect to the Fund is amended to be 0.80%.  The parties hereby also agree that the Renewal Date of the Expense Cap Agreement applicable to the Fund is amended to be November 1, 2013, and further that the Adviser Termination Date of the Expense Cap Agreement is amended to be November 1, 2013.  All other provisions of the Expense Cap Agreement, including its effect on other funds, shall remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

IRONBRIDGE CAPITAL		IRONBRIDGE FUNDS, INC.
MANAGEMENT, L.P.

By:	IronBridge Capital GP, Inc., its	By:
	general partner		John Davis, its President

By:
Christopher Faber, its President